EXHIBIT 11
                           FLEET FINANCIAL GROUP, INC.
            COMPUTATIONS OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                   Dollars in millions, except per share data

                                                   1997                            1996                            1995
                                      -----------------------------   -----------------------------   -----------------------------
                                              Basic         Diluted           Basic         Diluted           Basic         Diluted
                                      -------------   -------------   -------------   -------------   -------------   -------------
Equivalent shares:
Average shares outstanding              253,661,066     253,661,066     262,619,983     262,619,983     243,796,880     243,796,880
Additional shares due to:
  Stock options                                  --       2,695,569              --       1,564,189              --         920,223
  Warrants                                       --       5,426,339              --       3,965,768              --       3,549,616
  Dual convertible preferred stock               --              --              --              --              --      16,033,994
                                      -------------   -------------   -------------   -------------   -------------   -------------
Total equivalent shares                 253,661,066     261,782,974     262,619,983     268,149,940     243,796,880     264,300,713
                                      -------------   -------------   -------------   -------------   -------------   -------------

(Dollars in  millions, except per
    share data)
Earnings per share:
Net income                            $       1,303   $       1,303   $       1,139   $       1,139   $         610   $         610
Less: Preferred stock dividends                 (62)            (62)            (69)            (69)            (37)            (37)
      Premium paid on redemption
          of Series II preferred                 --              --              (3)             (3)             --              --
      Exchange of dual convertible
          preferred stock                        --              --              --              --            (157)           (157)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Adjusted net income                   $       1,241   $       1,241   $       1,067   $       1,067   $         416   $         416
                                      -------------   -------------   -------------   -------------   -------------   -------------
Total equivalent shares                 253,661,066     261,782,974     262,619,983     268,149,940     243,796,880     264,300,713
                                      -------------   -------------   -------------   -------------   -------------   -------------
Earnings per share on net income      $        4.89   $        4.74   $        4.06   $        3.98   $        1.71   $        1.58
                                      -------------   -------------   -------------   -------------   -------------   -------------